Exhibit 12-A
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                        Calculation of Ratio of Earnings
                                to Fixed Charges
                                  (in millions)

                                         Nine Months                           For the Years Ended December 31
                                         -----------      -------------------------------------------------------------------------
                                             1999             1998            1997           1996           1995            1994
                                         -----------      -----------     -----------    -----------    -----------     -----------
Fixed Charges
 Interest expense                        $   5,305.1      $   6,910.4     $   6,268.2    $   6,235.7    $   5,987.8     $   4,226.3
 Rents                                          18.9             26.4            26.2           22.2           19.5            16.9
                                         -----------      -----------     -----------    -----------    -----------     -----------
  Total fixed charges                        5,324.0          6,936.8         6,294.4        6,257.9        6,007.3         4,243.2
Earnings
  Income before income taxes                 1,571.6          1,812.2         1,806.0        2,240.2        2,327.8         2,335.5
  Less equity in net income of
   affiliated companies                          2.6              2.3             1.0           55.3          255.4           232.5
                                         -----------      -----------     -----------    -----------    -----------     -----------
  Earnings before fixed charges          $   6,893.0      $   8,746.7     $   8,099.4    $   8,442.8    $   8,079.7     $   6,346.2
                                         -----------      -----------     -----------    -----------    -----------     -----------
  Ratio of earnings to fixed charges             1.3              1.3             1.3            1.3            1.3             1.5

     For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).